EXHIBIT 99.1

Daktronics, Inc. Announces Third Quarter Fiscal 2007 Results
Revenues up 50% for the quarter, Net income up 74%; Orders below expectations

Brookings, S.D. – Feb 14, 2007– Daktronics, Inc. (Nasdaq – DAKT), today reported fiscal 2007 third quarter net sales of $106.7 million and net income of $7.0 million, or $0.17 per diluted share, compared with fiscal 2006 third quarter net sales of $71.0 million and net income of $4.0 million, or $0.10 per diluted share. Backlog at the end of the fiscal 2007 third quarter was approximately $98.4 million, compared with a backlog of approximately $83.4 million at the end of third quarter of fiscal 2006.

Net sales, net income and earnings per share for the nine months ended January 27, 2007 were $322.4 million, $20.9 million and $0.51 per diluted share, respectively, compared to $219.2 million, $13.9 million and $0.34 per diluted share, respectively, for the same period one year ago.

“We are very pleased with our top and bottom line performance for the quarter,” said Jim Morgan, president and chief executive officer. “We hit the mid-point of our revenue projection range, and gross profit margins exceeded 30%. With the reduction in backlog, we will be looking for strong order bookings in Q4. The reduction in backlog has the desirable effect of reducing our leadtimes, which is one of our stated goals and is welcomed by our customers and sales force. We would like to reduce our leadtimes further in the future especially for our standard products in both our sports and commercial markets.”

Morgan continued, “As evidenced by our backlog, our ratio of orders to sales was less than expected, which we attribute to lower than expected orders in professional baseball and in the billboard niche. We are expecting orders in billboards and large sports venues, along with the other areas of our business, to be strong in the fourth quarter of fiscal 2007, allowing for a strong start for the new fiscal year. Year to date orders are up more than 38%, and are up 30% or higher in all three of our major markets.

“Our capacity expansion continues to progress. Our Sioux Falls plant handled all of our digital billboard production this quarter. We are on track to begin phasing in production of our Galaxy product line in our new Redwood Falls, Minnesota plant, which we expect to be fully operational by the end of the fiscal year. We are continuing to pursue lean manufacturing aggressively in all of our facilities and are pleased with the progress to date,” continued Morgan.

Morgan added, “Our gross profit margin exceeded our expectations primarily as a result of better than expected performance on a number of large projects, which was somewhat offset by the ongoing costs of ramping up capacity. We believe a gross profit margin of 30% is achievable in the fourth quarter, subject to the uncertainties of mix and timing of orders.”

“Our free cash flow was less than expected for the quarter, which caused us to incur debt that we expect to reduce in the fourth quarter. This resulted from higher equipment costs in our manufacturing expansion, sales of demonstration equipment which was subsequently replaced, and greater costs incurred in building out the facilities in Sioux Falls and Brookings,” said Bill Retterath, chief financial officer. “We also finished the quarter with higher than expected inventory levels in preparation for orders that have been delayed in booking.”

Retterath added, “Our effective tax rate declined for the quarter as a result of recently passed legislation which reinstated research and development tax credits, retroactive to January 1, 2006. We expect that the effective rate in the fourth quarter will approximate 34%.”

Morgan concluded, “We estimate net sales for the fourth quarter of fiscal 2007 will be in the range of $106 to $118 million, with earnings in the range of $0.12 to $0.19 per share. These estimates are affected by the lower than expected level of orders in the third quarter. However, we are well positioned with capacity to respond quickly to opportunities that may arise during the fourth quarter that could impact these estimates.

Webcast Information

The Company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risks and uncertainties, including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 697-4000
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2007	2006	2007	2006

Net sales	$106,731	$71,050	$322,414	$219,197
Cost of goods sold	74,375	49,024	228,196	152,660

Gross profit	32,356	22,026	94,218	66,537

Operating expenses:
Selling	13,692	10,417	38,666	29,405
General and administrative	5,231	2,479	13,587	7,784
Product design and development	3,611	2,890	11,166	8,124

	22,534	15,786	63,419	45,313

Operating income	9,822	6,240	30,799	21,224

Nonoperating income (expense):
Interest income (expense), net	72	417	1,146	1,206
Other income (expense), net	(63)	(25)	(604)	(102)

Income before income taxes	9,831	6,632	31,341	22,328
Income tax expense	2,804	2,591	10,435	8,471

Net income	$7,027	$4,041	$20,906	$13,857

Weighted average number of fully
diluted shares and common
equivalent shares	41,479	40,593	41,304	40,361

Earnings per share:
Basic	$0.18	$0.10	$0.53	$0.36

Diluted	$0.17	$0.10	$0.51	$0.34

Cash dividend paid per share	$–	$–	$0.06	$0.05

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 27,	April 28,
	2007	2006
	(unaudited)	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,491	$26,921
Marketable securities	–	8,310
Accounts receivable, less allowance for doubtful accounts	49,856	46,019
Inventories	51,218	31,045
Costs and estimated earnings in excess of billings	25,794	17,375
Current maturities of long-term receivables	4,809	4,476
Prepaid expenses and other	3,228	2,522
Deferred income taxes	7,204	6,213
Income taxes receivable	1,034	97
Rental equipment available for sale	188	286

Total current assets	146,822	143,264

Advertising rights, net	3,833	3,112
Long-term receivables, less current maturities	8,888	8,756
Investments in affiliates	9,513	582
Goodwill	4,189	2,706
Intangible and other assets	3,520	636
Deferred income taxes	115	232

	30,058	16,024

PROPERTY AND EQUIPMENT:
Land	3,269	1,223
Buildings	33,429	20,470
Machinery and equipment	38,099	22,332
Office furniture and equipment	32,943	22,926
Equipment held for rental	2,122	2,182
Demonstration equipment	4,805	4,899
Transportation equipment	6,161	4,863

	120,828	78,895
Less accumulated depreciation	42,463	38,336

	78,365	40,559

TOTAL ASSETS	$255,245	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	January 27,	April 29,
	2007	2006
	(unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable	$19,217	$—
Accounts payable	27,671	20,506
Accrued expenses and warranty obligations	22,247	15,396
Current maturities of long-term debt and marketing obligations	1,093	491
Billings in excess of costs and estimated earnings	14,467	19,760
Customer deposits	8,399	7,777
Deferred revenue	4,854	3,849
Income taxes payable	149	555

Total current liabilities	98,097	68,334

Long-term debt, less current maturities	599	131
Long-term marketing obligations, less current maturities	434	574
Long-term warranty obligations and other payables	5,801	3,864
Deferred income taxes	1,779	1,599

	8,613	6,168

TOTAL LIABILITIES	106,710	74,502

SHAREHOLDERS' EQUITY:
Common stock	21,471	19,551
Additional paid-in capital	6,368	3,480
Retained earnings	120,948	102,381
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (loss)	(243)	(58)

TOTAL SHAREHOLDERS' EQUITY	148,535	125,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$255,245	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 27,	January 28,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,906	$13,857
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	8,835	6,224
Amortization	371	44
Gain on sale of property and equipment	4	(319)
Stock-based compensation	1,457	—
Equity in earnings and losses of investments in affiliates	1,275	—
Provision for doubtful accounts	(166)	(254)
Deferred income taxes, net	(694)	(2,041)
Change in operating assets and liabilities	(22,105)	(9,989)

Net cash provided by operating activities	9,883	7,522

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(46,576)	(13,227)
Cash consideration paid for investment in affiliates at equity	(13,800)	(165)
Sales (purchases) of marketable securities, net	8,310	(103)
Proceeds from sale of property and equipment	62	655

Net cash used in investing activities	(52,004)	(12,840)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(2,339)	(1,917)
Excess tax benefits from stock-based compensation	926	—
Principal payments on long-term debt	(69)	(894)
Net borrowings (payments) on notes payable	19,217	(87)
Proceeds from exercise of stock options and warrants	1,083	859

Net cash used in financing activities	18,818	(2,039)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(127)	53

DECREASE IN CASH AND CASH EQUIVALENTS	(23,430)	(7,304)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	26,921	15,961

CASH AND CASH EQUIVALENTS END OF PERIOD	$3,491	$8,657